Exhibit 99.1
NEWS

SOLUTIA LOGO
FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Paul J. Berra III (314) 674-5325 Investors: Susannah Livingston (314) 674-8914

Solutia Retains HSBC to Explore Strategic Alternatives for its Nylon Business

ST. LOUIS – June 30, 2008 – Solutia Inc. (NYSE: SOA) today announced that it has retained  HSBC Securities (USA) Inc. to explore strategic alternatives with respect to its nylon business, including a possible sale.

“We have transformed our nylon business from a North American-focused fiber business into the world’s second-largest producer of nylon 66 plastics.” commented Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “The nylon business is on a path for further growth and improvement in financial performance, and we believe strongly in the strategic course we have set for the business.  However, given the strength of our high-margin specialty chemical and performance materials businesses and the current industry dynamic in the nylon segment, it is an appropriate time to explore strategic alternatives available with respect to the nylon business that would better position both the nylon business and the rest of Solutia for reaching their ultimate potential.”

In 2007, the nylon business generated net sales of $1,892 million or approximately 51% of Solutia’s total revenue, and adjusted EBITDAR of $106 million, or 28% of Solutia’s total pro forma adjusted EBITDAR.  In 2008, first quarter net sales for the nylon business were $468 million, an increase of 10% when compared to the first quarter of 2007; however, the business’ adjusted EBITDAR was a loss of $7 million for the quarter, a decrease of $35 million year-over-year, largely due to higher raw material costs that were only partially recovered with higher selling prices in the quarter.  In contrast, Solutia’s other three business platforms – Saflex®, CPFilms®, and Technical Specialties, which generated net sales of $1,850 million and adjusted EBITDAR of $270 million in 2007, generated $108 million in adjusted EBITDAR in the first quarter 2008, an increase of 23% over the same period in 2007.

Solutia’s nylon business is one of only two world wide businesses that own the complete range of technology to produce nylon 66.  The business is able to efficiently serve global markets from its integrated set of world-scale, flexible assets located in North America.  During 2007, 28% of the business’ sales came from Asia.  With its 2008 addition of 68,000 metric tons of capacity for Vydyne® and Ascend® nylon 66 resins and polymers, that percentage is expected to rise further, driven by rapidly growing demand among Asian producers of automotive, electrical, and consumer goods.

Summary of Events Affecting Comparability

Gains and losses (as identified by footnotes a, b & c below) recorded in the first quarter of 2008 and 2007 and other events affecting comparability have been summarized and described in the table and accompanying footnotes below (dollars in millions):

2008 Events

Increase/(Decrease)	Technical Specialties	SAFLEX®	Integrated Nylon	CPFilms	Unallocated/ Other	Consolidated
Impact on:
Cost of goods sold	$7	$12	$2	$4	$--	$25	(a)
	--	--	--	--	(3)	(3)	(b)
	--	1	--	--	--	1	(c)
Operating Income Impact	(7)	(13)	(2)	(4)	3	(23)

Reorganization Items, net	--	--	--	--	1,633	1,633	(d)
Pre-tax Income Statement Impact	$(7)	$(13)	$(2)	$(4)	$1,636	1,610
Income tax impact						194	(e)
After-tax Income Statement Impact						$1,416

a)	Charges resulting from the step-up in basis of our inventory in accordance with fresh-start accounting ($25 million pre-tax and after-tax).

b)	Gain resulting from joint settlements with Monsanto of legacy insurance policies with insolvent insurance carriers ($3 million pre-tax and after-tax).

c)	Restructuring costs related principally to severance and retraining costs ($1 million pre-tax and after-tax).

d)
Reorganization items, net consist of the following:  $104 million charge on the settlement of liabilities subject to compromise, $1,789 million gain from fresh-start accounting adjustments, and $52 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings ($1,633 million pre-tax and $1,439 after-tax).

e)	Income tax expense has been provided on gains and charges at the tax rate in the jurisdiction in which they have been or will be realized.

2007 Events

Increase/(Decrease)	Technical Specialties	SAFLEX®	Integrated Nylon	CPFilms	Unallocated/ Other	Consolidated
Impact on:
Cost of goods sold	$--	$--	$--	$--	$--	$--
Operating Income Impact			--	--	--	--

Loss on debt modification	--	--	--	--	(7)	(7)	(a)
Reorganization Items, net	--	--	--	--	(16)	(16)	(b)
Pre-tax Income Statement Impact	$--	$--	$--	$--	$(23)	(23)
Income tax impact						--	(c)
After-tax Income Statement Impact						$(23)

a)
Charges of approximately $7 million (pre-tax and after-tax – see note (c) below) to record the write-off of debt issuance costs and to record the DIP facility as modified at its fair value as of the amendment date.

b)
Reorganization items, net consist of the following:  $15 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings and $1 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain our employees approved by the Bankruptcy Court ($16 million pre-tax and after-tax – see note (c) below).

c)
The above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain pro forma and other financial measures such as EBITDAR (defined as earning before interest expense, income taxes, depreciation and amortization and reorganization items, net) and Adjusted EBITDAR (to include EBITDAR and exclude gains and losses and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

Reconciliation of Adjusted EBITDAR to Income (Loss) from Continuing Operations
(dollars in millions)	Predecessor Two Months Ended February 29, 2008	Successor One Month Ended March 31, 2008	Combined Three Months Ended March 31, 2008	Predecessor Three Months Ended March 31, 2007
Adjusted EBITDAR	$62	$26	$88	$75
Add:
Income Tax Expense	(206)	-	(206)	(7)
Reversing tax effect of reorganization and unusual gains/losses	194	0	194	0
Income Tax Expense (net)	(12)	-	(12)	(7)
Interest Expense	(21)	(18)	(39)	(28)
Depreciation and Amortization	(20)	(12)	(32)	(25)
Non-cash Stock Compensation Expense	-	(1)	(1)	-
Income from Continuing Operations before unusual gains/losses & reorg	9	(5)	4	15
Reorganization Items (2008 Gross $1,633M, net of tax $1,439M)	1,439	-	1,439	(16)
Gains & Losses (2008 gross and after-tax $23M)	2	(25)	(23)	(7)
Income (Loss) from Continuing Operations	$1,450	$(30)	$1,420	$(8)

Reconciliation of Proforma Sales and Adjusted EBITDAR including Flexsys

Quarter Ended March 31, 2007 (dollars in millions)	Proforma Solutia	Proforma Technical Specialties
Net Sales	$702	$39
Add:
Flexsys Net sales for the three months ended March 31, 2007	164	164
Proforma Net Sales with Flexsys on 100% basis	866	203

Adjusted EBITDAR	$75	$8
Flexsys EBITDAR quarter 1 2007	36	36
Back out Equity Income from Flexsys JV	(9)	-
Proforma Adjusted EBITDAR with Flexsys on 100% basis	$102	$44

Reconciliation of 2007 Proforma Adjusted EBITDAR

Net Income Twelve Months Ended 2007	$(222)
Taxes	19
Interest Expense	134
Depreciation & Amortization	116
Reorganization Items	298
Gains and (Losses)	(5)
Proforma for Flexsys Full Year 2007
Pre-acquisition Flexsys results	48
Less: Equity Income	(12)
Pro-Forma Consolidated EBITDAR 2007	$376

Notes:
•	Saflex, CPFilms, Flexsys, Therminol, Ascend and Vydyne are registered trademarks of Solutia Inc. and/or its subsidiaries.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Solutia makes no assurances that any transaction will be completed.   Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
June 30, 2008